EXHIBIT 99.1

Avanex Provides Preliminary Financial Results for the Third Quarter And Announces Cost-Containment Plan

FREMONT, Calif - (April 11, 2001) Avanex Corporation (Nasdaq: AVNX), pioneer of photonic processors that accelerate the deployment of the next-generation optical networks, today announced a revised outlook for its fiscal third quarter ended March 30, 2001.

The Company announced that it expects sales in the third quarter of fiscal year 2001 to be approximately $30 million and pro forma basic and diluted loss per share to be 3 cents, excluding a pre-tax provision for excess inventory, expected to be $22 million. These anticipated results are lower than the financial guidance given on Feb. 27, 2001.

Walter Alessandrini, Chairman and CEO of the Company, noted, "The slowdown in domestic telecommunications spending has negatively impacted our business more than we expected, especially during this past month as orders that we expected from our larger domestic customers for legacy products simply did not materialize. This adversely impacted the results we were able to achieve in this past quarter."

"Despite this," Alessandrini added, "we continue to see strong interest for our newest products such as PowerExchanger™ and PowerExpress™ from these same customers, continue to add new customers to our sales base and continue to see larger opportunities in international markets for our next-generation products."

Paul Engle, President and Chief Operating Officer of Avanex, said that in response to these factors, "Avanex is focusing its efforts accordingly and implementing a cost reduction plan throughout the Company. Accordingly, we expect to take a charge in the fourth quarter of this year for the headcount reductions and other restructuring costs."

The cost-containment plan includes a reduction in employee headcount of approximately 350, primarily in manufacturing and administrative activities at the Company's Fremont facility. Avanex expects to achieve additional cost savings through a cutback in discretionary expenses, including general administration. In addition, the Company said that as a result of its outsourcing initiatives, it now would sub-lease its unoccupied buildings in Fremont.

"Our strategy has been to take sufficient actions now that allow us, going forward, to weather the storm until the fiber optics industry improves. Avanex's leading-edge technology continues to impress both customers and industry analysts, and we believe that we are well positioned for growth when the economy improves," concluded Alessandrini.

Conference Call

Avanex will discuss its Q3 results, restructuring actions, anticipated Q4 restructuring costs as well as the Company's business conditions and outlook on a conference call scheduled for April 24 at 4:30 p.m. EDT. The number for the conference call is 888-316-9406. The password is "Photonics." A replay of the conference call will be available through May 1 at 800-435-3142.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex's photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives.

Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. In addition to a development and manufacturing facility in Fremont, the Company also maintains The Photonics Center™ in Richardson, Texas and a development facility in Hudson, Mass.

To learn more about Avanex, visit its web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding revenues and earnings the Company expects to report for the third quarter of fiscal year 2001, the amount of the provision for excess inventory the Company expects to report for the third quarter of fiscal year 2001, a charge for restructuring costs in the fourth quarter of 2001, demand for the Company's products, including the Company's newest products and next-generation products, and the Company's ability to achieve anticipated cost reductions. Actual results could differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ include any accounting adjustments made during the close of the Company's quarter, general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, the Company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, unforeseen expenses the Company may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, please refer to the risk factors contained in the Company's SEC filings including its most recently 10-Q filed with the SEC on February 15, 2001.

Avanex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. SOURCE Avanex Corporation

Contact Information:

Media	Investor Relations
Tony Florence Phone: 510-897-4162 Fax: 510-979-0198 email: tony_florence@avanex.com	Investor Relations Mark Weinswig Phone: 510-897-4344 Fax: 510-897-4345 email: mark_weinswig@avanex.com